UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

PARAGON TECHNOLOGIES, INC.

HESHAM M. GAD

SHAWN M. HARPEN

JACK H. JACOBS

SAMUEL S. WEISER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On November 17, 2023, Paragon Technologies, Inc. issued a press release relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

Delaware Chancery Court Cites the Disconnect Between Ocean Power Technologies Financial Picture and Its Public Statements

EASTON, PA – November 17, 2023

Paragon Technologies, Inc. (“Paragon”) (OTC: PGNT), a diversified holding company, owns approximately 4.0% of the outstanding shares of Ocean Power Technologies, Inc. (“Company”) (“OPT”), which we believe makes Paragon OPT’s single largest shareholder.

On July 11, 2023, OPT issued a public response to Paragon’s publicly disclosed concerns about the Company’s degrading financial performance by stating the following:

OPT’s “Board and leadership team are committed to driving sustainable value creation and we will continue to take decisive actions to protect the best interests of all our shareholders. We have been executing a clear, long-term growth strategy that has yielded a significant increase in defense and security bookings during fiscal 2023…”

Since July 11, 2023, OPT’s share price has nosedived by nearly 60% from $0.67 a share to nearly $0.29 a share.

Since July 11, OPT has announced two quarterly earnings results with combined losses of $17 million.

In delivering those results, CEO Stratmann tells shareholders on earnings calls that he is “pleased” with the progress at OPT and CFO Bob Powers tells shareholders they are “managing costs tightly” as OPT’s expenses continue to increase.

On August 7, OPT announced that they will raise another $13.8 million by issuing more equity. With a current market value of approximately $17.3 million, this equity raise, if fully executed, represents 75% of OPT’s current market cap.

We ask OPT’s Board: How does diluting shareholders by an astounding 75% or more demonstrate your clearly stated objective of taking decisive actions to protect the best interests of all our shareholders?

Indeed, since that announcement of an equity raise, OPT’s share price has declined by nearly 50% from $0.55 to $0.29 a share.

We have firmly believed for some time now that OPT’s Board and management are out of sync with reality. After reading and evaluating a preponderance of evidence, an unbiased Magistrate arrived at a similar conclusion when the Delaware Chancery Court ruled that Paragon had demonstrated a credible basis that wrongdoing has occurred at OPT. In citing the opinion, the Magistrate stated,

“The disconnect between [Ocean Power’s] financial picture and [OPT’s] public statements raises credible suspicions about [OPT’s] management and operations.”

Even still, OPT continues to issue press releases touting “record” new orders and other seemingly insignificant announcements, which we believe are further attempts to spin a misleading narrative that all is well at OPT.

On November 14, OPT issued a press release announcing an “Action Plan to Achieve Profitability by Calendar Year 2025.” Interestingly, this purported action plan provides no action items or plan specifics but simply a headline far out into the future.

Worse yet, OPT conveniently states that the expectation of profitability “does not account for extraordinary expenses that could cause OPT to seek additional capital from financing sources.”

Yet again, rather than address the financial problems that OPT is facing now and how to address them today, CEO Stratmann asks shareholders to wait two years for possible profits AND states that those potential profits will likely require more capital, capital that will likely come at the expense of shareholders through further equity dilution.

OPT continues to pitch a narrative to shareholders that contradicts the financial results borne by the Company and the financial losses likely experienced by almost all OPT shareholders who have held shares for any period of time.

We believe OPT’s Board is misleading its shareholders by articulating a false narrative of the true state of the business that does not match up with the real picture being borne out by the financial results. The Delaware Chancery Court, an unbiased judicial body, also found a disconnect between OPT’s public statements and its actual results.

Paragon calls on OPT to honor its expressly stated words to OPT shareholders that the Company will take decisive actions to protect the best interests of all our shareholders by immediately announcing a drastic and significant cost cutting plan that will lead to the timely occurrence of cash flow break even AND require OPT no longer issuing any equity to fund operations or assume any other sources of external funding.

We appreciate the support from shareholders thus far. If shareholders have any questions, please contact our Proxy Solicitor, Alliance Advisors at:

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003

Toll-Free Phone: 855-200-8651

Email: OPTT@allianceadvisors.com

Please email us at ir@pgntgroup.com if you would like to learn more.

Paragon Technologies, Inc., together with the other participants named herein, intends to make a filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of director nominees at the 2023 annual meeting of shareholders of Ocean Power Technologies, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 2,363,795 shares of common stock of the company, par value $0.001 per share (“common stock”).

Paragon Technologies, Inc., and Paragon’s director nominees Hesham M. Gad, Shawn M. Harpen, Jack H. Jacobs, and Samuel S. Weiser, will be the participants in the proxy solicitation. Mr. Gad, Executive Chairman of Paragon’s Board of Directors and Chief Executive Officer of Paragon, and Messrs. Jacobs and Weiser, directors of Paragon, may be deemed to beneficially own the shares of the company’s common stock held by Paragon. Ms. Harpen does not own beneficially or of record any securities of the company. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, will be included in Paragon’s proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC. REQUESTS FOR COPIES, WHEN AVAILABLE, SHOULD BE DIRECTED TO PARAGON’S PROXY SOLICITOR.